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                                                                   Exhibit 10.46


                  Article 15 of the Directors' Stock Option Plan, as amended, is amended to read in its entirely as follows:

                  "15.                Transferability of Options

                  15.1 General. Except as provided in Section 15.2, each Option granted pursuant to this Plan shall, during Optionee's lifetime, be exercisable only by Optionee, and neither the Option nor any right thereunder shall be transferable by the Optionee by operation of law or otherwise other than by will or the laws of descent and distribution, and shall not be pledged or hypothecated (by operation of law or otherwise) or subject to execution, attachment or similar processes.

         15.2 Family Transfers. The Committee may, in its discretion, authorize all or a portion of Options granted to an Optionee to be on terms which permit transfer by such Optionee to (i) the spouse, children or grandchildren of the Optionee "Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the Stock Option Agreement pursuant to which such Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Options shall be prohibited except those in accordance with Section
15.2 or by will or the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Sections 10 hereof the term "Optionee" shall be deemed to refer the transferee. The provisions respecting the "Option Period" set forth in Section 9 hereof shall continue to be applied with respect to the original Optionee, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 9."





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